March 6, 2020   Securities and Exchange Commission   100 F Street, N.E.   Washington, D.C. 20549‐7561     Dear Sirs/Madams:   We have read Item 4.01 of The Brink’s Company Form 8‐K dated March 6,  2020, and have the following comments:   1. We agree with the statements made in the sixth through ninth  paragraphs.   2. We have no basis on which to agree or disagree with the  statements made in the first through fifth and tenth paragraph.  Yours truly,